Exhibit (15.1)

December 18, 2009

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our reports dated April 28, 2009, July 28, 2009 and November 6, 2009, respectively, on our reviews of interim financial information of Ecolab Inc. (the “Company”) for the three-month periods ended March 31, 2009 and 2008, the three- and six-month periods ended June 30, 2009 and 2008 and the three- and nine-month periods ended September 30, 2009 and 2008, and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, are incorporated by reference in its Registration Statement on Form S-8 dated December 18, 2009.

Yours very truly,

/s/PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota